Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2011 Financial Results

– Launched ‘Alnylam 5x15™’ Product Strategy Focused on Genetically Defined Targets and Diseases –

– Continued Clinical Advancement of RNAi Therapeutics Pipeline –

– Maintained Strong Balance Sheet –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 2, 2011--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2011, and company highlights.

“During the first quarter and recent period of 2011, we made important progress in advancing our clinical pipeline and in transforming our business from platform company to product company. In particular, we launched our ‘Alnylam 5x15’ product strategy and advanced our core pipeline programs, together with our partner-based programs, in clinical and pre-clinical development. With our ‘Alnylam 5x15’ strategy, we aim to have five RNAi therapeutic products in advanced stages of clinical development by the end of 2015,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Our lead ‘Alnylam 5x15’ program, ALN-TTR01, is progressing well in clinical studies and we have now received regulatory approval to add additional dose groups to the study based on favorable safety data obtained to date. Our second most advanced ‘Alnylam 5x15’ program, ALN-PCS, is on track for an IND filing in the second quarter with human proof-of-concept data expected by year’s end. We have also made important progress in our partner-based programs, such as ALN-VSP and ALN-RSV01. All told, our primary focus remains on the clinical advancement of RNAi therapeutics and the generation of key clinical data in 2011 and beyond.”

“We also had an active quarter on the business front. We achieved a $10 million technology transfer payment from Takeda as part of the landmark alliance we formed in 2008. We also expanded our systemic delivery efforts through new collaborations,” said Barry Greene, President and Chief Operating Officer of Alnylam. “During the first quarter, we were pleased to achieve a settlement agreement with Whitehead, MIT, and UMass regarding the Tuschl patent litigation. Our strengthened patent estate continues to be an important strategic asset protecting RNAi therapeutic innovations for Alnylam and our partners.”

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2011, Alnylam had cash, cash equivalents and total marketable securities of $342.8 million, as compared to $349.9 million at December 31, 2010.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2011 was $16.3 million, or $0.38 per share on both a basic and diluted basis (including $4.1 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $12.3 million, or $0.29 per share on both a basic and diluted basis (including $5.3 million, or $0.13 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.9 million for the first quarter of 2011, as compared to $24.6 million for the same period last year. Revenues for the first quarter of 2011 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.8 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.1 million of expense reimbursement, amortization, and/or license fee revenues from Cubist Pharmaceuticals, Inc., InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $26.3 million in the first quarter of 2011, which included $2.7 million of non-cash stock-based compensation, as compared to $24.7 million in the first quarter of 2010, which included $3.2 million of non-cash stock-based compensation. The increase in R&D expenses in the first quarter of 2011 as compared to the prior year period was due primarily to increased clinical trial and manufacturing costs to support the advancement of the ‘Alnylam 5x15’ pipeline and partner-based programs. However, the company expects that R&D expenses will decrease slightly during subsequent quarters in 2011.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.2 million in the first quarter of 2011, which included $1.5 million of non-cash stock-based compensation, as compared to $11.2 million in the first quarter of 2010, which included $2.1 million of non-cash stock-based compensation. The decrease in G&A expenses for the first quarter of 2011 as compared to the prior year period was due primarily to a reduction in professional service fees related to business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $1.1 million and $1.6 million for the first quarter of 2011 and 2010, respectively, related to Alnylam’s share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.4 million for the first quarter of 2011, as compared to $0.6 million for the first quarter of 2010. The decrease in interest income was due primarily to lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

Income Tax Refund

The company received an expected income tax refund of $10.7 million in the first quarter of 2011.

2011 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $275 million at December 31, 2011.

“We continue to be pleased with our strong financial position, ending the first quarter of 2011 with approximately $343 million in cash. We had a particularly strong quarter based on non-recurring cash payments related to our Takeda milestone and our income tax refund,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “Our solid financial profile allows us to continue to invest in the advancement of our ‘Alnylam 5x15’ programs as well as our partner-based programs.”

First Quarter 2011 and Recent Significant Corporate Highlights

“Alnylam 5x15” Program Highlights

  Launched “Alnylam 5x15” Initiative. In January 2011, the company launched its “Alnylam 5x15” strategy focused on the development and commercialization of innovative RNAi therapeutic products for the treatment of genetically defined diseases addressing major unmet medical needs. By the end of 2015, the company expects to have five RNAi therapeutic programs in advanced clinical development, including ALN-TTR for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and two additional programs to be designated and advanced into development later in 2011. Alnylam intends to commercialize these product opportunities in the United States and potentially certain other countries; the company will seek development and commercial partners in other global territories.
  Advanced ALN-TTR01 in a Phase I Clinical Trial for Treatment of ATTR. Alnylam advanced its ALN-TTR01 program in a Phase I study. The clinical trial is a blinded, randomized, placebo-controlled, single dose escalation study in patients with ATTR. The primary objective is to evaluate the safety and tolerability of a single dose of ALN-TTR01, with patients being enrolled into sequential cohorts of increasing doses. Secondary objectives include characterization of plasma and urine pharmacokinetics of ALN-TTR01 and assessment of pharmacodynamic activity based on measurements of circulating TTR serum levels. As a result of favorable safety data to date, Alnylam received regulatory approval to extend its Phase I trial with additional dose cohorts up to 1.0 mg/kg, increasing enrollment to up to 36 patients. Alnylam expects to report human proof-of-concept data from this trial in the third quarter of 2011. Alnylam announced that the European Commission has designated ALN-TTR01 as an orphan medicinal product for the treatment of familial amyloidotic polyneuropathy (FAP). In parallel, Alnylam is also advancing ALN-TTR02, which utilizes proprietary second-generation delivery technology, and is on track to file an investigational new drug (IND) or IND equivalent application in the second half of 2011.
  Advanced Additional “Alnylam 5x15” Programs towards Clinical Studies. Alnylam continued to advance ALN-PCS, a systemically delivered RNAi therapeutic targeting PCSK9 for the treatment of severe hypercholesterolemia, and ALN-HPN, a systemically delivered RNAi therapeutic targeting hepcidin for the treatment of refractory anemia, towards clinical studies. Alnylam expects to file an IND or IND equivalent application for ALN-PCS in the second quarter of 2011, and has a goal of reporting clinical data by the end of 2011. In addition, the company intends to advance ALN-HPN toward the clinic in 2011 with a goal of filing an IND or IND equivalent application in 2012.

Recent Partner Program Highlights

  Completed Enrollment in ALN-VSP Phase I Clinical Trial. Alnylam completed enrollment in its Phase I multi-center, open label, dose escalation clinical trial with ALN-VSP to evaluate safety, tolerability, and pharmacokinetics in patients with advanced solid tumors with liver involvement. ALN-VSP was administered to over 40 patients at doses ranging from 0.1 to 1.5 mg/kg, with multiple patients continuing to receive therapy on the study. Earlier this year, Alnylam presented new clinical data from this study. Specifically, analysis of human tissue samples showed RNAi-mediated target mRNA cleavage, and thus proof of RNAi in man with the systemically delivered RNAi therapeutic. In addition, measurement of ALN-VSP in human tissue biopsies showed pharmacologically relevant drug levels in both hepatic and extra-hepatic tumors. These new data augment results presented earlier in 2010 regarding the drug’s safety, pharmacokinetics, and clinical activity. Alnylam will report additional clinical data from its ALN-VSP program at the American Society of Clinical Oncology (ASCO) Annual Meeting being held June 3 – 7, 2011. The company intends to partner this program prior to initiating Phase II clinical trials.
  Continued Enrollment in ALN-RSV01 Phase IIb Clinical Trial for Treatment of Respiratory Syncytial Virus (RSV). Alnylam is continuing enrollment in a Phase IIb study of ALN-RSV01 in RSV-infected lung transplant patients. The study is a double-blind, randomized, placebo-controlled trial being conducted at over 30 sites worldwide. The primary endpoint in this trial is the incidence of new or progressive bronchiolitis obliterans syndrome (BOS). BOS is an irreversible and life-threatening complication of RSV infection in lung transplant patients resulting in approximately 50% mortality within three to five years of onset. Alnylam announced today that it will perform an interim analysis – blinded to Alnylam and investigators – which could expand enrollment to up to 120 patients. The interim analysis will be performed when 75% of patients are evaluable for the BOS endpoint at six months. Based on the severity of the RSV season and high investigator awareness, patient accrual in this trial this past quarter exceeded the company’s estimations. Because 75% patients have not reached the six month BOS evaluation, the study protocol has been amended to allow accrual beyond the previously planned level of 76 patients until the interim analysis can be performed later this year. The company continues to expect to present data from this study in 2012. The RSV program is partnered with Cubist Pharmaceuticals in North America and the rest of the world outside of Asia, where the program is partnered with Kyowa Hakko Kirin Co., Ltd. These partners maintain opt-in rights for the development of ALN-RSV01.

Business and Organizational Highlights

  Achieved Key Technology Transfer Milestone in Takeda Alliance. Alnylam earned a $10 million technology transfer payment from Takeda as part of the strategic alliance the companies formed in May 2008. This payment is related to the achievement of certain pre-defined objectives in the transfer of Alnylam’s platform technology to Takeda for the development of RNAi therapeutics. Alnylam had previously received $140 million in upfront and technology transfer payments from Takeda. Alnylam is also eligible to receive significant milestones and royalties related to the Takeda’s successful advancement of RNAi therapeutic products, and has retained certain product opt-in rights in the U.S. market.
  Reached Settlement in Litigation Regarding Tuschl Patents. Alnylam, Max Planck Society, the Whitehead Institute for Biomedical Research, the University of Massachusetts (UMass), and the Massachusetts Institute of Technology (MIT) signed a global settlement agreement resolving litigation regarding the Tuschl patents. As part of the settlement agreement, the parties have agreed that future prosecution of the Tuschl I and Tuschl II patent families in the U.S. should be coordinated and led by a single party. Max Planck will assume that role, in addition to their ongoing leadership in the continued prosecution of the Tuschl II patent family outside the U.S. UMass will lead future prosecution of the Tuschl I patent family outside the United States. Further, Alnylam has granted UMass the right to sublicense the U.S. Tuschl II patent family to Merck & Co., Inc., subject to certain Alnylam third-party obligations and other limitations, in exchange for a share of certain future sublicense income.
  Extended Delivery Research Collaboration with AlCana Technologies and The University of British Columbia, and Formed New Delivery Collaboration with Precision NanoSystems. Alnylam elected to extend the companies’ RNAi therapeutics research collaboration with AlCana Technologies, Inc. (AlCana) and The University of British Columbia (UBC) through July of 2012. The research collaboration is focused on the discovery of novel cationic lipids, such as the MC3 lipid, employed in second-generation lipid nanoparticles (“LNPs”) for the systemic delivery of RNAi therapeutics. The work is fully funded by Alnylam and conducted by scientists at UBC and AlCana. Under the terms of the research agreement, Alnylam retains exclusive rights to all new inventions in the RNAi field as well as sole rights to sublicense any resulting intellectual property to Alnylam’s current and future partners. In a new and separate agreement, Alnylam formed an exclusive collaboration with Precision NanoSystems, Inc. focused on the discovery and development of novel LNPs, called small LNPs (“sLNPs”), using microfluidics technology. Based on their small particle size of approximately 20 nanometers, sLNPs have the potential for broadened biodistribution beyond liver delivery.
  Filed Answer and Counterclaim to Tekmira Lawsuit. Alnylam filed an answer and counterclaim to the complaint by Tekmira Pharmaceuticals Corporation in the Business Litigation Session (BLS) of the Massachusetts Superior Court. Alnylam has commented previously on its belief that the Tekmira complaint is meritless and without foundation.
  Announced Appointments, Promotions, and Transitions in Management Teams and Board of Directors. Michael Mason, formerly Senior Director, Finance and Corporate Controller of Alnylam, has been promoted to Vice President, Finance and Treasurer. Mr. Mason replaces Patricia Allen, the company’s former Vice President, Finance and Treasurer, who has departed Alnylam. Alnylam also announced today the departure of Vicki Sato, Ph.D., as a Director. Dr. Sato served as a valuable member of the company’s Board from 2005 until her retirement. In addition, Regulus Therapeutics appointed Neil Gibson, Ph.D., as its Chief Scientific Officer.

Conference Call Information

Management will provide an update on the company, discuss first quarter 2011 results, and discuss expectations for the future via conference call on May 2, 2011 at 4:30 p.m. ET. A corporate slide presentation will also be available on the Investor page of our website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-804-6921 (domestic) or 857-350-1667 (international) five minutes prior to the start time and provide the passcode 63128813. A replay of the call will be available beginning at 7:30 p.m. ET on May 2, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 46260933.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About “Alnylam 5x15”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. This strategy leverages Alnylam’s clinical progress on siRNA delivery, including definitive human proof-of-concept data for systemic delivery. By the end of 2015, the company expects to have five such RNAi therapeutic programs in advanced clinical development. These include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and two additional programs from the company’s ongoing discovery efforts that will be designated and advanced into development later in 2011. Alnylam intends to commercialize the products arising under the “Alnylam 5x15” strategy itself in the United States and potentially certain other countries; the company will seek development and commercial partners in other global territories.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, and ALN-HPN for the treatment of refractory anemia. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in advanced stages of clinical development by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and sanofi-aventis. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for application in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, statements regarding Alnylam’s expectations with respect to its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR01 and ALN-TTR02, ALN-PCS, ALN-HPN, ALN-VSP, ALN-RSV01 and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, including its plan to file INDs or IND equivalent applications and initiate clinical trials for ALN-TTR02, ALN-PCS, ALN-HPN and ALN-HTT, the expected timing of regulatory filings, its expectations regarding human proof of concept data, the potential of sLNPs for broadened biodistribution beyond liver delivery, the formation of new alliances and business ventures, its expected cash position at the end of 2011, and its views with respect to the allegations included in Tekmira’s complaint, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; actions of regulatory agencies, which may affect the timing and progress of clinical trials; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; the successful defense of litigation; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Net revenues from research collaborators	$20,897	$24,564

Operating expenses:
Research and development (1)	26,349	24,700
General and administrative (1)	10,224	11,170
Total operating expenses	36,573	35,870
Loss from operations	(15,676)	(11,306)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,072)	(1,578)
Interest income	382	590
Other income (expense)	81	(11)
Total other income (expense)	(609)	(999)
Loss before income taxes	(16,285)	(12,305)
(Provision for) benefit from income taxes	—	(18)
Net Loss	$(16,285)	$(12,323)

Net loss per common share - basic and diluted	$(0.38)	$(0.29)
Weighted average common shares used to compute basic and diluted net loss per common share	42,345	41,870

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,665	$3,229
General and administrative	1,457	2,098

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2011	2010
Cash, cash equivalents and total marketable securities	$342,848	$349,904
Collaboration receivables	1,150	3,450
Income taxes receivable	—	10,669
Prepaid expenses and other current assets	4,919	6,889
Property and equipment, net	17,021	18,289
Intangible assets, net	405	448
Investment in joint venture (Regulus Therapeutics Inc.)	2,709	3,616
Total assets	$369,052	$393,265
Accounts payable and accrued expenses	17,850	20,428
Total deferred revenue	201,210	211,108
Total deferred rent	3,358	3,353
Other long-term liabilities	1,067	143
Total stockholders' equity (42.4 million and 42,3 million common shares outstanding at March 31, 2011 and December 31, 2010, respectively)	145,567	158,233
Total liabilities and stockholders' equity	$369,052	$393,265

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2010.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Senior Director, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer